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         IntegraMed Adds Drug Benefit to Shared Risk(TM) Refund Program
      Innovative agreement with Serono, Inc. increases access to treatment

PURCHASE, NEW YORK March 8, 2005 - IntegraMed America, Inc. (NASDAQ: INMD), the largest network of fertility medical practices in the United States, announced today a pharmaceutical component to its innovative Shared RiskTM Refund program that may reduce the cost of drugs used for in vitro fertilization (IVF) by 20 to 30 percent.

The IntegraMed Shared Risk program is a unique program that enables couples to receive a refund if treatment is unsuccessful. IntegraMed created Shared Risk to both reduce the costs associated with IVF and increase the opportunity for successful treatment. With the refund program, a couple has up to six chances to take a baby home; they receive up to three IVF cycles and three frozen embryo transfers for a fixed, discounted fee. In the event the treatment is unsuccessful, the majority of the fee is refunded. While savings are available on fertility drugs, only medical services are part of the refund.

Now, through an agreement between IntegraMed and Serono, Inc., part of the Serono Group, the world's largest manufacturers of infertility drugs, patients enrolled in the IntegraMed Shared Risk Refund Program will have exclusive access to special savings on fertility drugs.

"Cost can be a huge factor in deciding to pursue IVF," said Jay Higham, president and COO of IntegraMed. "Patients and physicians have been demanding a comprehensive, discounted treatment program that includes infertility drugs. As a result, we developed an innovative approach that combines our Shared Risk Refund Program with special savings on Serono's fertility products coupled with patient support from services such as Fertility LifeLines(TM), providing a unique benefit to patients. The size of our network and magnitude of patients enrolling in our Shared Risk program allowed us to negotiate pricing that no individual fertility center can duplicate."

Fertility medication costs typically range from $2,500 - $4,000 per IVF cycle. The new drug benefit can save patients between $500 and $1,000 per cycle on the cost of Serono drugs used in conjunction with IVF treatments. Upon enrollment in the Shared Risk Refund Program, patients are provided with an identification number, which can be presented to the pharmacy for the savings on Serono's fertility products. The program is administered exclusively by ivpcare, inc., IntegraMed's designated pharmacy partner.

"Serono supports IntegraMed's effort to increase access to infertility treatment," said Bharat Tewarie, MD, MBA, executive vice president, Reproductive Health, Serono, Inc. "As the world's largest manufacturer of fertility products, we are pleased to participate in this program as part of our ongoing commitment

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to developing patient-friendly products and services that help improve the patient experience as well as improve access to treatment." Patients can also take advantage of support services available through Serono's Fertility LifeLines(TM), a free and confidential educational service for people with fertility health concerns at 1-866-LETS-TRY (1-866-538-7879).

This Program is offered exclusively to patients who enroll in the IntegraMed Shared Risk Refund Program. All patients currently enrolled in the program are eligible as well.

The cost of the Shared Risk Refund program varies depending on the woman's age, treatment type and fertility center. For women under 35, the program fee is slightly more than the cost of two IVF cycles. For example, if an IVF cycle costs $8,000 at a participating fertility center, then the IntegraMed Shared Risk fee would be about $18,000.

The IntegraMed Shared Risk program is available exclusively through the Company's elite network of participating fertility centers. Physicians accepted into this network must pass a rigorous review process and be approved for participation by IntegraMed's Council of Physicians and Scientists (COPS).

IntegraMed introduced the Shared Risk program in 2001. Of those enrolled, 70 percent of patients took home a baby and 30 percent received refunds. To date, more than 650 couples nationwide have participated in the program.
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About ivpcare
ivpcare is a leading national specialty pharmacy headquartered in Frisco, Texas, with distribution facilities in Frisco, TX; Torrance, CA; St. Louis, Missouri and Wilmington, MA. The pharmaceutical products dispensed are generally injectable and sometimes require reconstitution and self-administration. ivpcare differentiates itself from other distributors through its comprehensive value-added services and excellent customer service programs.

About IntegraMed
IntegraMed is an exclusive network of the top infertility practices in the United States. Only one practice per market is allowed participation in the network of 138 physicians and scientists in 25 of the top 50 markets. IntegraMed physicians and scientists represent the largest private group of infertility specialists nationwide, and collectively have done more research in the field and treated more patients than any other physician consortium. One of every five IVF procedures in the United States is performed in an IntegraMed practice. IntegraMed's fertility centers have pregnancy success rates that are above the national average. For more information, visit www.integramed.com.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of March 8, 2005, and IntegraMed undertakes no duty to update this information.